Exhibit 99.3
RARE Hospitality International, Inc.
RESTRICTED STOCK AGREEMENT
Non-transferable
GRANT TO

(“Grantee”)
by RARE Hospitality International, Inc. (the “Company”) of
______ shares of its no par value common stock (the “Shares”)
pursuant to and subject to the provisions of the RARE Hospitality International, Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages of this award certificate (this “Certificate”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.
By accepting this award, Grantee shall be deemed to have agreed to the terms and conditions of this Certificate and the Plan.
IN WITNESS WHEREOF, RARE Hospitality International, Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed as of the Grant Date.

RARE HOSPITALITY INTERNATIONAL, INC.	Grant Date:

By:	Accepted by Grantee:

Its: Authorized Officer

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TERMS AND CONDITIONS
1. Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. If Grantee’s employment with the Company or any Affiliate terminates for any reason other than as set forth in paragraph (b) or (c) of Section 2 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of employment termination, and such Restricted Shares shall revert to the Company immediately following the event of forfeiture. The restrictions imposed under this Section shall apply to all shares of the Company’s Stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock of the Company.
2. Expiration and Termination of Restrictions. The restrictions imposed under Section 1 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):
     (a) the third anniversary of the Grant Date; provided Grantee is then still employed by the Company or an Affiliate; or
     (b) the date of termination of Grantee’s Continuous Status as a Participant due to his or her death or Disability; or
     (c) any earlier date as may be set forth in an employment agreement, change in control agreement or similar agreement in effect from time to time between the Company or an Affiliate and Grantee (a “Grantee Employment Agreement”).
3. Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date and may be held by the Company during the Restricted Period in certificated or uncertificated form. If a certificate for Restricted Shares is issued during the Restricted Period, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form: “This certificate and the shares of stock represented hereby are subject to the terms and conditions contained in a Restricted Stock Certificate between the registered owner and RARE Hospitality International, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Certificate, copies of which are on file in the offices of RARE Hospitality International, Inc.” Stock certificates for the Shares, without the above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the 1933 Act, listing requirements of any Exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.
4. Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting rights with respect to the Shares during and after the Restricted Period. If and when cash dividends or other cash distributions are paid with respect to the Restricted Shares during the Restricted Period, the dollar amount of such dividends or distributions with respect to the Restricted Shares will be credited by the Company to an account for Grantee, and paid to Grantee, without interest, if and when such Restricted Shares vest. Grantee shall forfeit to the Company any accumulated dividends with respect to Restricted Shares that do not vest. If Grantee forfeits any rights he or she may have under this Certificate, Grantee shall no longer have any rights as a stockholder with respect to the Restricted Shares or any interest therein.
5. No Right of Continued Employment. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate.

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6. Payment of Taxes. Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code. To effect such election, Grantee may file an appropriate election with Internal Revenue Service within thirty (30) days after award of the Shares and otherwise in accordance with applicable Treasury Regulations. Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to such amount. The withholding requirement may be satisfied, in whole or in part, at the election of the Company’s corporate secretary (the “Secretary”), by permitting or requiring Grantee to surrender to the Company a number of Shares from this award having a fair market value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Secretary establishes. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company or its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from the award or any payment of any kind otherwise due to Grantee.
7. Plan Controls. The terms contained in the Plan shall be and are hereby incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative. Any conflict between this Certificate and the terms of a written employment agreement with Grantee that has been approved, ratified or confirmed by the Board of Directors of the Company or the Committee shall be decided in favor of the provisions of such employment agreement.
8. Notice. Notices and communications hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to RARE Hospitality International, Inc., 8215 Roswell Road, Building 600, Atlanta, Georgia 30350; Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.